Exhibit 99.1

          INSURE.COM, INC. REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

    DARIEN, Ill., Nov. 1 /PRNewswire-FirstCall/ -- Insure.com, Inc.
(Nasdaq: QUOT) today announced financial results for the third quarter ended September 30, 2006.

    Financial Results

    Insure.com reported revenues of $3.8 million in the third quarter of 2006, down 8 percent from revenues of $4.1 million for the same quarter of last year. The net loss for the quarter, which included a real estate market value write down of $1.3 million, was $2.1 million, or $.28 per share, compared to a loss of $561,000, or $.08 per share, in the same quarter of 2005.

    "Our third quarter revenues were affected by the January 31, 2006 closing of our Colorado life insurance sales office and the time it takes to rebuild our telephone sales force here in Darien with skilled insurance salespeople who are licensed in 50 states," remarked Robert Bland, chairman and CEO. "We believe we have been making solid progress with the build-out of our call center sales force with new management and new agents. Some of the results of this multi-month effort will be reflected in our financial results starting in the fourth quarter of this year. Based upon recent activity, we expect to achieve higher revenues, lower marketing expenses and positive cash flow in the fourth quarter. Full year revenues for 2006 should come in close to the record $17.1 million in revenues we reported in 2005. We are very excited about the emerging online insurance sector."

    Phil Perillo, chief financial officer, remarked, "Click revenue reached $1.1 million in the third quarter of 2006, up 169 percent from $419,000 in the same period last year. Click revenue totaled $3.8 million for the first nine months of 2006, up 161 percent from $1.5 million in the same period of 2005. Third quarter operations and general and administrative expenses were $2.2 million, or 25 percent below the $2.9 million recorded for the same period last year, which is a positive effect of closing the Colorado sales office. The pending sale of our Colorado real estate will add approximately $3.9 million to our current $8.1 million cash and investment holdings. Assuming the sale closes in the fourth quarter, we anticipate ending 2006 with cash and investments of approximately $12 million. For 2007, we expect that the life insurance sales and click revenue components of our business model will drive improved financial metrics for us as we continue to improve execution from our now single location and as more self-directed insurance shoppers make their presence known in the marketplace."

    During the third quarter, Insure.com entered into an agreement to sell its Colorado real estate for an expected net price of $3.9 million, which is approximately $1.3 million below its carrying value. This transaction is expected to close in the fourth quarter of 2006, but could be cancelled or postponed for a variety of reasons. The sale of this property will increase the invested cash portfolio by approximately $3.9 million and also reduce operating expenses by approximately $250,000 per year.

    Insure.com has a stock repurchase plan in place. During the third quarter, the Company repurchased 8,200 shares and is currently authorized by its board to repurchase up to 625,000 additional shares in the open market or in negotiated transactions.

    Insure.com has a strong balance sheet with no debt. Cash and investments at September 30, 2006 amounted to $8.1 million vs. $9.1 million at year-end 2005. Stockholders' equity amounted to $19.6 million on September 30, 2006 as compared to $22.6 million on December 31, 2005.

    About Insure.com

    Originally founded in 1984 as Quotesmith Corporation, Insure.com owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the Company's flagship Web site, http://www.insure.com , are able to obtain free, instant quotes from leading insurers and have the freedom to buy online or by phone from any company shown. Insure.com also plays home to over 2,000 originally authored articles on various insurance topics and also provides free insurance decision-making tools that are not available from any other single source. Insure.com generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies. We also generate advertising revenues from the sale of Web site traffic to various third parties. Shares of Insure.com trade on the Nasdaq Capital Market under the symbol "QUOT."



    Cautions about Forward-Looking Statements

    This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict. Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue. The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, concentration of common stock holdings, declines in the life insurance industry, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, the evolving nature of its business model, the timing and ultimate sale of the Company's building in Colorado, possible write down of intangible assets and goodwill, risks associated with capacity constraints and the management of growth as well as the risks associated with the results of investigations of insurance company practices and potential terrorism threats. More information about potential factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 which is on file with the United States Securities and Exchange Commission.

                                INSURE.COM, INC.
                             STATEMENT OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                Quarter Ended            Nine Months Ended
                                September 30,              September 30,
                            ----------------------    ----------------------
                              2006         2005         2006         2005
                            ---------    ---------    ---------    ---------
Revenues:
  Commissions and fees      $   3,766    $   4,078    $  12,577    $  13,189
  Other                            --            1           --            7
Total revenues                  3,766        4,079       12,577       13,196

Expenses:
  Selling & marketing           2,219        1,580        7,170        4,939
  Operations                    1,363        1,901        4,322        5,534
  General &
   administrative                 821          993        2,600        2,844
  Depreciation &
   amortization                   192          237          656          732
  Impairment of land
   & building                   1,321           --        1,321           --
Total expenses                  5,916        4,711       16,069       14,049
Operating income (loss)        (2,150)        (632)      (3,492)        (853)

Investment income (net)            84           71          249          197
Gain (loss) on disposal
 of assets                         (1)          --          (29)          --

Net income (loss)           $  (2,067)   $    (561)   $  (3,272)   $    (656)

Net income (loss) per
 common share, basic
 and diluted                $   (0.28)   $   (0.08)   $   (0.45)   $   (0.09)

Diluted average common
 shares and equivalents
 outstanding                    7,310        7,329        7,315        7,329

                           SELECTED BALANCE SHEET DATA
                                 (In thousands)

                             September 30,    December 31,
                                 2006            2005
                             -------------   -------------
Cash and equivalents         $         397   $         747
Investments                          7,672           8,362
Commissions receivable               2,265           2,600
Land and building                    3,926           5,305
Intangibles and goodwill             5,792           6,211
Other assets                           640             830
Total assets                 $      20,692   $      24,055

Total current liabilities    $       1,125   $       1,441
Total stockholders' equity          19,567          22,614
Total liabilities &
 stockholders' equity        $      20,692   $      24,055

SOURCE  Insure.com, Inc.
    -0-                             11/01/2006
    /CONTACT: Phillip A. Perillo, Chief Financial Officer of Insure.com, Inc., +1-630-515-0170, ext. 200, phil@insure.com /
    /Web site:  http://www.insure.com /